CONTACT:

David Gillespie, President & CEO	Rob Schatz
H2Diesel Holdings, Inc.	Alisa D. Steinberg (Media)
713-973-5720	Wolfe Axelrod Weinberger Associates, LLC
212-370-4500

H2DIESEL ANNOUNCES APPOINTMENT OF CARY J. CLAIBORNE
AS CHIEF FINANCIAL OFFICER

Houston Texas, November 26, 2007 -- H2Diesel Holdings, Inc. (OTC Bulletin Board: HTWO) today announced the appointment of Cary J. Claiborne as Chief Financial Officer, effective December 1, 2007.

Since 2004, Mr. Claiborne has been the Chief Financial Officer of Osiris Therapeutics, Inc. where he led the Company’s finance and information technology organizations and served as a strategic business partner to the Chairman of the Board and CEO. From 2001 to 2004, Mr. Claiborne was the Vice President of Financial Planning and Analysis at Constellation Energy, a Fortune 200 diversified energy company. At Constellation, he oversaw a budget consisting of $12 billion in revenue and over $500 million in net income. Prior to joining Constellation, Mr. Claiborne was the Vice President of Financial Planning and Analysis at Home Depot, Inc., where he oversaw a budget of $46 billion in revenue and $3 billion in net income. Before joining Home Depot, Mr. Claiborne was also the Vice President of Financial Planning and Analysis at MCI Corporation, where he supervised the financial planning and analysis activities for MCI’s Core Communications group.

Mr. Claiborne, 47, began his career at General Electric in 1982, where he held numerous senior management positions, leading to President and CEO of New Enterprise Wholesale Services in 1996. In this role, he directed the business activities of an $80 million telecommunications reseller. Prior to this position, he was Senior Vice President and CFO of GE Capital Business Services and Director of Operations Analysis for GE Capital.

Mr. Claiborne earned an MBA in Finance from Villanova University and a BA in business administration from Rutgers University.

“I am thrilled to be welcoming Cary Claiborne to the H2Diesel team”, stated David Gillespie, President and Chief Executive Officer of H2Diesel. “Cary’s depth of experience in both large and small company settings provides him with a unique perspective that will prove invaluable to H2Diesel as we seek to commercialize our proprietary renewable biofuel”.

“I am extremely excited to be joining the H2Diesel management team,” noted Mr. Claiborne “I believe that the company is at a major inflection point in its history, in an industry that has significant growth potential. I look forward to leveraging my experience and capabilities to help make H2Diesel a leader in this rapidly emerging renewable energy field”.
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About H2Diesel Holdings, Inc.

H2Diesel is a development stage company that holds an exclusive license for North America, Central America and the Caribbean to exploit proprietary technology to manufacture an alternative biofuel from vegetable oils and animal fats that is intended to be marketed as a new class of renewable fuel or fuel additive for power generation, heavy equipment, marine use or as heating fuel. We believe our biofuel could provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels and a cleaner and more efficient alternative to heating oil. Our business model calls for establishing biofuel production facilities directly and through sublicensing of our technology to qualified licensees

This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and Current Report on Form 8-K filed on October 18, 2007.

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